EXHIBIT 23.4

CONSENT OF WILSON SONSINI GOODRICH & ROSATI, P.C.

In connection with the Post-Effective Amendment No. 1 to Form S-3 Registration Statement, File No. 333-115295 (the “Post-Effective Amendment”), to be filed with the Securities and Exchange Commission by LookSmart, Ltd. on May 20, 2005 for the purpose of deregistering all shares that remain unsold under the underlying Form S-3 Registration Statement, as amended, we hereby consent to (i) the incorporation by reference in the Post-Effective Amendment of our opinion dated May 7, 2004 which was originally filed as Exhibit 5.1 to the underlying Form S-3 Registration Statement dated May 7, 2004, and (ii) the use of our name under the caption “Legal Matters” in such Registration Statement and the Prospectus included therein, each as amended by the Post-Effective Amendment.

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

May 20, 2005